UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

August 12, 2009

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

In March 2007, Cypress Semiconductor Corporation (“Cypress”) issued $600.0 million in aggregate principal amount of 1.00% Convertible Senior Notes (the “Notes”) pursuant to an Indenture, dated March 13, 2007, between the Company and U.S. Bank National Association, as trustee (the “Indenture”). Approximately $28.0 million in aggregate principal amount of Notes remain outstanding as of the date of this filing. The Notes will mature on September 15, 2009.

On August 12, 2009, Cypress gave notice to U.S. Bank National Association and to holders of the Notes of its election to settle the Daily Share Amounts (as defined in the Indenture) for all Notes converted on or after June 15, 2009 in cash. Holders will receive cash for the principal amounts and for any premium, if applicable. Cypress’s election to settle the Notes by 100% cash conversion will result in no dilutive impact to share count after the current quarter. Assuming a $10.78 average share price during the twenty (20) trading day averaging period commencing August 12, 2009 (the “Averaging Period’) and assuming the outstanding call spread is settled on September 15, 2009, approximately 4.4 million shares of common stock will be eliminated from the diluted share count for the calculation of earnings per share beginning in the fourth quarter of 2009.

The Notes and Warrants may continue to impact the diluted share count for the calculation of earnings per share for the third quarter and the full year of fiscal 2009. The impact to the third quarter and full year calculation will depend upon our average stock price for the quarter and year and whether or not we are profitable on a non-GAAP basis for the third quarter and full fiscal year 2009.

The Notes are convertible at the option of the holder. Cypress will convert the Notes in accordance with the terms of the Indenture, which sets forth the method for determining the conversion value of the Notes. The conversion rate is 177.2993 shares of Cypress common stock per $1,000 principal amount of Notes. The closing price of Cypress’s common stock on August 12, 2009 was $10.78. If all outstanding Notes are converted at an assumed price per share of $10.78, Cypress will pay an approximate aggregate amount of $53.5 million in cash to holders of Notes. The final amount actually paid could vary largely depending on the stock price during the Averaging Period and other factors related to the call spread or if not all holders of Notes choose to convert. Holders that do not convert their Notes on or prior to maturity will receive the principal amount of $1,000 in cash for each Note on the maturity date.

Only holders who convert their Notes between the Record Date (as defined in the Indenture) and the Interest Payment Date (as defined in the Indenture) to which it relates will receive a separate cash payment for accrued and unpaid interest.

The disclosure above is qualified in its entirety by the text of the Indenture, which describes in further details all of the conversion features of the Notes and which was filed on May 17, 2007, with the Securities and Exchange Commission as an exhibit to the Company’s Form S-3 registration statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: August 14, 2009	By:	/s/ Brad W. Buss
Brad W. Buss
Chief Financial Officer, Executive Vice President, Finance and Administration